UNANIMOUS WRITTEN CONSENT IN LIEU OF SPECIAL MEETING

                                     OF THE

                               BOARD OF DIRECTORS

                                       OF

                               PICKUPS PLUS, INC.

         The undersigned, constituting all of the directors of the above named corporation, hereby consent in writing, to the adoption of the following recitals and resolutions.

APPROVAL OF AGREEMENT AND AUTHORIZATION TO ISSUE STOCK

         RESOLVED, that Pickups Plus, Inc. be authorized to enter into that certain Stock Purchase agreement dated August 30, 2000 by and between Pickups Plus, Inc. and James J. Vogel which is attached hereto as Exhibit "A" and by this reference incorporated herein.

         RESOLVED FURTHER, that John Fitzgerald, President and CEO, be and hereby is authorized to execute the Agreement on behalf of Pickups Plus, Inc. and to take whatever action is necessary to cause 500,000 shares of the common stock of Pickups Plus, Inc. to be issued to James J. Vogel.

         RESOLVED FURTHER, that this Unanimous Consent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                            (Signature Page Follows)

         IN WITNESS WHEREOF, the undersigned have executed this Unanimous Consent to be effective the 30th day of August, 2000.


            /s/ JOHN FITZGERALD                   /s/ JOE LAMBLE
            ------------------------              --------------------------
                John Fitzgerald                       Joe Lamble